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                                                                   EXHIBIT 10.38




July 24, 1996


Judy W. Grimes
Executive Vice President
Safeskin Corporation
12671 High Bluff Drive
San Diego, California 92130

Dear Judy:

This letter sets forth the offer by Safeskin Corporation ("Safeskin" or "the Company") of special severance benefits in exchange for the release and consideration described below. The terms of our offer, which will constitute an agreement upon your acceptance (the "Agreement), are as follows:

                  1. Your current position as Executive Vice President will be restructured to that of a non-employee consultant, as more fully described below, effective as of August 1, 1996. You acknowledge and agree that after August 1, 1996 (the "Severance Date"), you will not render any services or perform any duties or responsibilities for Safeskin, except as may be requested of you as a consultant pursuant to the terms of this Agreement.

                  2. (a) You acknowledge that your employment under the Employment Agreement between you and the Company dated June 29, 1995 (the "Employment Agreement") will terminate as of the Severance Date. You and the Company hereby agree that except to the extent expressly set forth herein, the Employment Agreement shall terminate, and all of the obligations of both parties under the Employment Agreement shall terminate.

                           (b) Safeskin and you agree that you may advise any
prospective employer to address inquiries regarding you to Richard Jaffe, his successor or his designee, who shall respond, on behalf of Safeskin, by providing, either orally or in writing, the information provided in the statement attached to this Agreement as Exhibit A. Safeskin shall instruct its appropriate personnel to refer any request for a reference about you to Richard Jaffe, his successor or his designee, for response in accordance with this subparagraph 2(b). In addition, Safeskin shall place a memorandum in your personnel files which details the foregoing instructions with a copy of Exhibit A.

                           (c) Safeskin and you agree that Company shall release
the statement,
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Judy W. Grimes
July 24, 1996
Page 2


attached to this Agreement as Exhibit B-1, for both internal and external announcement of your departure. Safeskin and you also agree that the statement attached to this Agreement as Exhibit B-2 may be released to a limited number of medical industry trade magazines that you and Safeskin jointly select.

                           (d) You shall have no duty to seek other employment
or to become self-employed, and there shall be no offset against amounts due you on account of any remuneration attributable to any subsequent employment or self-employment.

                  3. You acknowledge that prior to the Severance Date, Safeskin had no obligation to provide you with severance benefits, other than those to which you may have been entitled pursuant to Section 5.4 of the Employment Agreement. However, as consideration for your agreement to the release and covenant not to sue and the other covenants and conditions set forth in this letter and contingent upon your adherence to all of your obligations under such release and covenants, and in lieu of those severance benefits to which you may have been entitled under Section 5.4 of the Employment Agreement, the following will occur:

                           a. Safeskin will continue your salary from the
                  Severance Date through December 31, 1997 at your final salary level of $270,000 per year, payable in installments at such times as the Company customarily pays its senior level executives (but in any event no less often than monthly). Notwithstanding these payments, you will not be considered an employee of Safeskin after the Severance Date.

                           b. Safeskin will provide you with health insurance
                  coverage under the Company's plan (to the extent permitted by such plan) or will (if such coverage is not permitted) pay you on a tax equivalent basis an amount equal to the cost of the existing Company health insurance coverage of you and your dependents from the Severance Date through December 31, 1997. In the event that Safeskin elects to continue the Consultancy Term (as hereinafter defined) through December 31, 1998 (which election shall be made in writing to you on or prior to December 1, 1997), Safeskin will continue such coverage or payments through December 31, 1998. For purposes of COBRA continuation, your termination date shall be deemed to be December 31, 1997 or the end of the Consultancy Term, if later.

                           c. Safeskin will pay to you the sum of $189,000 for
                  each of the calendar years 1996 and 1997, respectively (representing the annual cash bonus provided for
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Judy W. Grimes
July 24, 1996
Page 3


                  in Section 1.7 of the Employment Agreement at the specified 1996 rate of 70 percent, and based on your final salary level of $270,000). Such amounts will be paid to you not later than annual cash bonus payments are made to the Company's senior level executives generally.

                           d. The restrictions on 25, 000 of the Granted Shares
                  described in the Restricted Stock Grant Letter attached as Annex 2 to the Employment Agreement will lapse on August 1, 1996. You shall forfeit all rights to the remaining 58,334 Granted Shares.

                           e. Options to purchase shares of Safeskin common
                  stock previously granted to you, which options are set forth on Exhibit C hereto, will continue to vest on the dates and in the amounts set forth on Exhibit C during 1996, 1997 and 1998 and any options not yet vested as of December 31, 1998 will vest in full on December 31, 1998. All unexercised Safeskin stock options held by you as of December 31, 1998 may be exercised on or before January 4, 2000 and will thereupon expire.

                           f. Safeskin will pay to you all amounts due for 1996
                  under the Company's special incremental incentive bonus plan based upon the Company's final reported earnings per share for 1996, which plan is described on Exhibit D hereto, when, as and if payments are earned by and made to the other plan participants.

                           g. Safeskin shall offset against the final
                  installments of the payments made pursuant to Section 3(a) hereof all unpaid expense advances previously made to you and the unpaid balance (deemed to be $30,000) of your club membership loan described on Annex 1 to the Employment Agreement, in each case together with interest at rate of 7% per annum. The Company shall reimburse you for all expenses incurred by you prior to the Severance Date in the ordinary cause of business subject to the Company's current expense reimbursement policies with regard to the propriety of the expense, documentation, etc. The Company shall also reimburse you, consistent with its then current expense reimbursement policies, for the expenses you incur while performing consulting services for the Company during the Consultancy Term (as hereinafter defined).

                           h. In the event of a Change in Control (as defined in
                  the Employment Agreement) of Safeskin prior to December 31, 1998, all remaining payments (if any)
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Judy W. Grimes
July 24, 1996
Page 4


                  and the economic equivalent of the benefits (if any) shall be accelerated and paid in a lump sum, restrictions on the 25,000 Granted Shares referred to in subparagraph 3(d), above, shall lapse (if not previously lapsed) and all currently outstanding stock options not previously vested shall vest, subject to reduction as described in Section 6.6 of the Employment Agreement.

                           i. Safeskin shall provide you with the additional
                  benefits set forth on Exhibit E hereto for the time period indicated on such Exhibit E.

                  4. In the event of your death prior to December 31, 1998, your estate shall be entitled to receive all payments, stock rights and other benefits which you would have been entitled to receive hereunder as of December 31, 1998. Notwithstanding the foregoing or the provisions of Section 3, you shall not be entitled to receive any cash payments, option vesting, Granted Shares or other benefits hereunder from and after any date on which you have breached any of the provisions of the release set forth in paragraph 10 or the covenants set forth in paragraphs 12, 13, 14 or 16 hereof, whether or not the Company would be legally entitled to obtain specific performance of such release or covenants.

                  5. You represent and warrant that on or before the close of business on the Severance Date, you will return to Safeskin all personal property of Safeskin, including any credit cards furnished to you by the Company and all Confidential Information (as hereinafter defined) in your possession, custody or control and whether recorded on paper, computer disk, other computer-readable form, or any other medium. For the purposes of this paragraph, Confidential Information shall not include your personal notes, personal correspondence, diaries, rolodexes and other similar documents of a personal nature.

                  6. You agree to serve the Company as a consultant according to the terms of this paragraph. The term of consulting will be for a period commencing on the Severance Date and continuing until December 31, 1997 (the "Consultancy Term"). During the Consultancy Term, you will serve as a non-employee consultant to the Company, and will perform services, including without limitation, providing advice and information concerning the Company's business, as requested and required by the Chairman of the Company and/or his designee, from time to time, but limited to a maximum of five days per calendar quarter, taking into account your other business and personal commitments, unless you and the Chairman of the Company mutually agree to exceed the five-day limit. For each eight hour work day that you render consulting services to the Company pursuant to this paragraph, you will be paid $1,500 ($187.50 per hour). The Company will provide you with an appropriate office for your use on the days you are providing consulting services
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Judy W. Grimes
July 24, 1996
Page 5


hereunder to the extent reasonably necessary in order for you to provide such services in an efficient manner.

                  7. You will respond to inquiries from Safeskin about any matters concerning Safeskin or its affairs that occurred or arose during the period of your employment by Safeskin or during the Consultancy Term, and you will cooperate with Safeskin, taking into account your other business and personal commitments, in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits and other proceedings by, against or involving Safeskin relating to any period during which you were employed by or serving as a consultant to Safeskin or relating to matters of which you have knowledge or should have knowledge by virtue of your employment by or consultancy for Safeskin, all for no additional compensation; provided that complying with this paragraph does not require you to travel more than 100 miles from your residence or office at the time of compliance (whichever is more distant), does not require you to devote more than eight consecutive hours or 24 hours in a calendar month, and does not cause your employment at the time of compliance to be placed in jeopardy. Safeskin will reimburse you for all reasonable expenses you incur in complying with this paragraph in accordance with Safeskin's employee business expense approval procedures then in effect.

                  8. You represent and warrant that you have disclosed to Safeskin all contracts, understandings, agreements, proposals, offers and bids to which Safeskin may be a party or by which it may be bound or affected or which have been made for the benefit of Safeskin or which may have obligated Safeskin in any way, whether oral or written, including, without limitation, employment agreements, of which you have knowledge.

                  9. The Company will indemnify and defend you from any claim, demand, action or cause of action asserted against you arising with the scope of your employment with the Company to the same extent as for any former officer. The Company will also continue your coverage under the directors' and officers' liability insurance policy to the extent the Company provides such coverage for its former officers and directors.

                  10. (a) As consideration for the payments and agreements described above, you hereby release, agree not to sue, and agree not to bring suit with or on behalf of another against Safeskin and its predecessor, subsidiary, affiliated and successor corporations and business entities, past, present and future, and their directors, officers, shareholders, employees, executives and agents, past, present and future, and their heirs, executors, administrators, and assigns, with respect to any and all claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, promises, agreements, controversies, damages and expenses (including attorneys' fees
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Judy W. Grimes
July 24, 1996
Page 6


and costs actually incurred) arising out of facts which occurred prior to the execution of this Agreement, including but not limited to any claims arising from or in connection with your employment relationship with Safeskin, the termination of that relationship or the termination of the Employment Agreement, including claims arising from any alleged violation of any federal, state, or local statutes, ordinances or common law (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, and the Americans with Disabilities Act) provided, however, that this release does not affect (i) any vested right you may have under an employee benefit plan; (ii) any rights you may have to indemnification under the articles of incorporation or bylaws of the Company or under any agreement of the Company, including under this Agreement; or (iii) any right you may have to obtain contribution in the event of the entry of judgment against you as a result of any act or failure to act for which you and the Company are jointly responsible. In the event you, or any person, firm or entity with your consent and on your behalf, files, sues or causes or permits to be filed, any action seeking damages, injunctive, declaratory, monetary or other relief, despite your agreement not to do so hereunder, you agree to pay to Safeskin, regardless of the outcome of such action, as liquidated damages: one-half of all salary and bonus payments made to you pursuant to paragraph 3 of this Agreement.

                           (b) As consideration for your release and other
covenants herein, Safeskin and its predecessor, subsidiary, affiliated and successor corporations and business entities, past, present and future, hereby release, agrees not to sue and agree not to bring suit with or on behalf of another against you with respect to any and all claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, and expenses (including attorneys' fees and costs actually incurred) arising out of facts which occurred prior to the execution of this Agreement, provided, however, that this release does not affect any rights the Company has under this Agreement and does not apply to any criminal conduct or acts outside the scope of your employment.

                  11. For the purpose of implementing a full and complete release and discharge of claims, you and the Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, suspected or unsuspected, and that this Agreement contemplates the extinction of all such claims, including claims for attorney's fees. You and the Company expressly waive any right to assert after the execution of this Agreement that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been omitted from the scope of the Agreement. YOU AND THE COMPANY EXPRESSLY WAIVE ANY AND ALL RIGHTS AND BENEFITS CONFERRED UPON YOU BY THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE (OR ANY SIMILAR PROVISION UNDER FLORIDA LAW) WHICH PROVIDES AS FOLLOWS:
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Judy W. Grimes
July 24, 1996
Page 7


                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                  12. You will not disclose to any person, including, but not limited to, any former, current, or prospective employee of Safeskin, its affiliates, and its subsidiaries, the existence or terms of this Agreement; provided, however, that you may discuss and disclose it to your attorney, your spouse, and your financial adviser, and you may disclose such aspects of the Agreement as may be required to be disclosed by court order, by the proper inquiry of a state or Federal governmental agency, or by a subpoena to testify issued by a court of competent jurisdiction, in any of which events, you agree to respond truthfully to all questions asked of you.

                  13. You acknowledge that by reason of your employment by and service to the Company before the Severance Date, and during the Consultancy Term, you have had and will continue to have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," manufacturing processes and production methods, product development techniques and plans, formulas, customer lists and addresses, supplier information, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). You acknowledge that such Confidential Information is a valuable and unique asset of the Company and you covenant that you will not, unless expressly authorized in writing by the Company, use the Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of your consulting duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. You also covenant that at any time after the date hereof, you will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of yours or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into your possession during the Consultancy Term shall remain the property of the Company. Except as required in the performance of your consulting duties for the Company, or unless expressly authorized in writing by the Company, you will not remove any written Confidential Information from the Company's premises and then only in a manner consistent with the Company's policies
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Judy W. Grimes
July 24, 1996
Page 8


regarding Confidential Information. You agree to return, on or before August 1, 1996, all Confidential Information in your possession and to return at the conclusion of the Consultancy Term all Confidential Information provided to or obtained by you during the Consultancy Term.

                  14. (a) During the period beginning on the date hereof and ending on the later of December 31, 1998 or one year after the Consultancy Term has ended, you will not, except with the prior written consent of the Company's Board of Directors, directly or indirectly, anywhere in North America or Europe, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit your name to be used in connection with, any business or enterprise (a "Competitor") which generates, directly or indirectly, for itself or others more than $10.0 million in annual revenues from the design, engineering, manufacture, marketing or sale of latex gloves or more than $10.0 million in annual revenues from the design, engineering, manufacture, marketing or sale of any other product designed, engineered, manufactured, marketed or sold by the Company during your employment by the Company or the Consultancy Term; provided, however, that if you are employed by or are a consultant to a subsidiary, division or other affiliate of a Competitor (the "Affiliate") and the Affiliate is not itself engaged either in the latex glove business or in any other business engaged in by the Company during your employment by the Company or the Consultancy Term, such employment or consultation shall not be in violation of this paragraph so long as your duties and responsibilities with respect to such employment or consultation are limited solely to the business of the Affiliate.

                           (b) The foregoing restrictions shall not be construed
to prohibit the ownership by you of less than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising your rights as a shareholder, or seeks to do any of the foregoing.

                           (c) You further covenant and agree that during the
period beginning on the date hereof and ending on the later of December 31, 1998 or one year after the Consultancy Term has ended, you will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's Principal Customers (defined herein to include General Medical Corporation, Owens & Minor, Durr Medical, Fisher Scientific and Professional Hospital
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Judy W. Grimes
July 24, 1996
Page 9


Supply) or (ii) encourage any Principal Customer to reduce its patronage of the Company.

                           (d) Without limiting the generality of the foregoing,
you agree that during the period beginning on the date hereof and ending on December 31, 1998, you will not, directly or indirectly, solicit any Principal Customer to purchase from any other person, firm or entity any latex gloves or any other products of a type generally similar to or competitive with products designed engineered, manufactured, or sold by the Company during the period of your employment by the Company or during the Consultancy Term.

                           (e) You further covenant and agree that during the
period beginning on the date hereof and ending on the later of December 31, 1999 or one year after the Consultancy Term has ended, you will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, (x) any person who was an employee of the Company at any time during the such period (y) by any employer other than the Company (z) for any position as an employee, independent contractor, consultant or otherwise. Clause (x) of the foregoing covenant shall not apply to an person after a period of twelve months has elapsed subsequent to the date on which such person's employment by the Company has terminated.

                  15. (a) You acknowledge and agree that the restrictions contained in paragraphs 13, 14 or 16 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should you breach any of the provisions of those paragraphs. You represent and acknowledge that (i) you have been advised by the Company to consult your own legal counsel in respect of this Agreement, and (ii) that you have had full opportunity, prior to execution of this Agreement, to review it thoroughly with your counsel.

                           (b) You further acknowledge and agree that a breach
of any of the restrictions in paragraphs 13, 14 or 16 cannot be adequately compensated by monetary damages. You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of paragraphs 13, 14 or 16 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraphs 13, 14 or 16 hereof should ever be adjudicated to exceed the time, geographic, service, or other imitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such
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Judy W. Grimes
July 24, 1996
Page 10


amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision be enforced to the maximum extent permitted by law.

                           (c) You irrevocably and unconditionally (i) agree
that any suit, action or other legal proceeding arising out of paragraphs 13, 14 or 16 hereof commenced by the Company for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Southern District of California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in San Diego County, California, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which you may have to the laying of venue of any such suit, action or proceeding in any such court. You also irrevocably and unconditionally consent to the service of an process, pleadings, notices or other papers in a manner permitted by the notice provisions of paragraph 19 hereof.

                           (d) You agree that during the period ending on the
later of December 31, 1999 or one year after the Consultancy Term has ended, you will provide, and that the Company may similarly provide, a copy of the relevant provisions of paragraphs 13, 14 or 16 hereof to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used.

                  16. You and Safeskin each agree that you or it shall not (except as required by law) directly or indirectly make any statement or release any information, or encourage others to make any statement or release any information that is designed to embarrass, disparage or criticize the other (or any of their respective affiliates or associates), provided that it shall not be a violation of this Paragraph 16 for either you or Safeskin to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Safeskin or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you or it to divulge, disclose or make accessible such information.

                  17. Neither the fact that this offer was made or Agreement entered, nor any provision of this Agreement, shall be construed as an admission of any wrongdoing of any kind by Safeskin.

                  18. Except as provided in Paragraph 15 above, any dispute or controversy arising
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Judy W. Grimes
July 24, 1996
Page 11


from or relating to this Agreement shall be decided by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association before a panel of three arbitrators, two of whom shall be selected by the Company and you, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Each party shall be responsible for her or its own share of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including attorneys' fees and expenses). At the request of either you or Safeskin, arbitration proceedings shall be conducted in the utmost secrecy, and, in such case, all documents, testimony and records shall be received, heard and maintained by Safeskin or by you and by our respective attorneys and experts who shall agree, in advance and in writing, to receive all such information confidentially and to maintain the secrecy of such information until such information shall become generally known.

                  19. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

                           Safeskin Corporation
                           12671 High Bluff Drive
                           San Diego, CA 92130
                           Attention:   Richard Jaffe, Chairman, President
                                        and Chief Executive Officer


With a required copy to:

                           Morgan, Lewis & Bockius LLP
                           2000 One Logan Square
                           Philadelphia, PA 19103-6993
                           Attention:  Howard L. Shecter, Esquire
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Judy W. Grimes
July 24, 1996
Page 12



If to you, to:

                           Judy W. Grimes
                           3901 Stonebridge Lane
                           Rancho Santa Fe, CA  92067


With a required copy to:

                           Law Offices of Joseph E. Bachelder
                           780 Third Avenue
                           New York, NY 10017
                           Attention:  Sara Champion Kinsey, Esquire

or to such other names or addresses as the Company or you, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this paragraph.

                  20. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

                  21. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

                  22. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without reference to conflicts of laws principles or provisions.

This Agreement may be accepted by dating and signing below, and returning to the undersigned at the address provided in paragraph 19 above.

                                        Sincerely,


                                        Richard Jaffe
                                        Chairman, President
                                        and Chief Executive Officer
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Judy W. Grimes
July 24, 1996
Page 13


I expressly acknowledge that I enter this Agreement knowingly and voluntarily, without any coercion or duress, and that I have had an adequate opportunity to review this letter and to consult my attorney regarding it. I understand the contents of this letter, and I agree to all of its terms and conditions.



Date: ________________                  __________________________________
                                                  Judy W. Grimes